                                                                     EXHIBIT 4.2



       _________________________________________________________________


                             FREMONT FUNDING INC.,
                                  Transferor,


                         FREMONT FINANCIAL CORPORATION,
                                   Servicer,


                                      and


                             LASALLE NATIONAL BANK,
                                    Trustee


                      on behalf of the Certificateholders

                          ____________________________


                              SERIES D SUPPLEMENT


                           Dated as of April 1, 1997


                                       to


                    FREMONT SMALL BUSINESS LOAN MASTER TRUST


              AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT
                           Dated as of April 1, 1997


               VARIABLE RATE ASSET BACKED CERTIFICATES, SERIES D


                       $100,000,000  CLASS A CERTIFICATES
                        $9,260,000 CLASS B CERTIFICATES

         SERIES D SUPPLEMENT, dated as of April 1, 1997 (this "Supplement") among FREMONT FUNDING INC., a Delaware corporation, as transferor (the "Transferor"), FREMONT FINANCIAL CORPORATION, a California corporation, as servicer (the "Servicer"), and LASALLE NATIONAL BANK, a national banking association, as trustee (together with its successors in trust thereunder as provided in the Amended and Restated Pooling and Servicing Agreement referred to below, the "Trustee"), under the Amended and Restated Pooling and Servicing Agreement, dated as of April 1, 1997 (as amended and supplemented from time to time, the "Agreement"), among the Transferor, the Servicer and the Trustee.

                             PRELIMINARY STATEMENT

         Section 6.09 of the Agreement provides, among other things, that the Transferor and the Trustee may at any time and from time to time enter into a supplement to the Agreement for the purpose of authorizing the issuance of one or more Series of Certificates. The Transferor has delivered the Issuance Notice required by Section 6.09 of the Agreement and hereby enters into this Supplement with the Servicer and the Trustee as required by Section 6.09(b) of the Agreement to provide for the issuance, authentication and delivery of the Class A and Class B Series D Certificates. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Agreement, the terms and provisions of this Supplement shall govern to the extent of such conflict.

         All capitalized terms not otherwise defined herein shall have the meanings given in the Agreement. All Article, Section or Subsection references herein shall mean Article, Section or Subsections of the Agreement, except as otherwise provided herein.

         Any reference to the Amortization Period or the Non-Amortization Period in this Supplement shall refer only to such periods as they relate to the Series D Certificates, unless otherwise specified. References in this Supplement to any "Class" or "Classes" shall refer only to the Class A Series D Certificates and/or the Class B Series D Certificates, as appropriate.

SECTION 1.       Designations.

                 (a) The Series D Certificates shall be designated generally as the "Variable Rate Asset Backed Certificates, Series D" or the "Series D Certificates" and shall be issued in two Classes, the "Class A Certificates" and the "Class B Certificates."

                 (b) The Series D Certificates shall be pari pasu with each other Senior Series issued by the Trust; however neither the Class A Certificates nor the Class B Certificates shall be a "Senior Series" with respect to the Series 1995-1 Certificates.

SECTION 2.       Initial Invested Amounts.

         The Initial Series D Invested Amount shall be $109,260,000. The Initial Class A Invested Amount shall be $100,000,000 and the Initial Class B Invested Amount shall be $9,260,000.

SECTION 3.       Certificate Rates.

         The interest rate for the Class A Certificates ("Class A Certificate Rate") shall initially be equal to a per annum rate equal to LIBOR, determined as of April 10, 1997, plus 0.23% and thereafter the Class A Certificate Rate shall be a variable per annum rate equal to the lesser of (i) LIBOR plus 0.23% or (ii) the Weighted Average Coupon. Interest on the Class A Certificates shall be calculated monthly on the basis of a rate equal to the Class A Certificate Rate multiplied by a fraction, the numerator of which is equal to actual number of days in the related Interest Accrual Period and the denominator of which is equal to 360 (the "Class A Monthly Certificate Rate").

         The interest rate for the Class B Certificates ("Class B Certificate Rate") shall initially be equal to a per annum rate equal to LIBOR, determined as of April 10, 1997, plus 0.75% and thereafter the Class B Certificate Rate shall be a variable per annum rate equal to the lesser of (i) LIBOR plus 0.75% or (ii) the Weighted Average Coupon. Interest on the Class B Certificates shall be calculated monthly on the basis of a rate equal to the Class B Certificate Rate multiplied by a fraction, the numerator of which is equal to actual number of days in the related Interest Accrual Period and the denominator of which is equal to 360 (the "Class B Monthly Certificate Rate").

         Interest on each Class of Series D Certificates shall accrue at the initial Class A Certificate Rate or the Class B Certificate Rate, as applicable, during the initial Interest Accrual Period (the period starting the Closing Date and ending on May 14, 1997) and shall accrue at the applicable Certificate Rate as determined for each Class on the related LIBOR Determination Date (or, with respect to the determination of the Weighted Average Coupon, the related Determination Date) for each succeeding Interest Accrual Period.

         "LIBOR" for each Interest Accrual Period shall be established by the Trustee as follows:

                 (i) On each LIBOR Determination Date, the Trustee shall determine LIBOR for the next succeeding Interest Accrual Period which shall be equal to the rate for deposits in U.S. Dollars for a period of one month which appears on Telerate Page 3750 as of 11:00 a.m., London Time, on such LIBOR Determination Date. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London Time, on the LIBOR Determination Date to prime banks in the London interbank market for a period of one month commencing on the first day of such Interest Accrual Period. The Trustee will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Servicer, at approximately 11:00 a.m., New York City time, on that date for loans in U.S.

         Dollars to leading European banks for a period of one month commencing on the first day of such Interest Accrual Period.

                 (ii) If necessary, on each LIBOR Determination Date, the Servicer shall designate the banks that shall act as the Reference Banks for the succeeding Interest Accrual Period and shall notify the Trustee on such LIBOR Determination Date. The Trustee may conclusively rely and shall be protected in relying upon the offered quotations (whether electronic, written or oral) of the selected Reference Banks.

                 (iii) If the banks in New York City selected by the Servicer in accordance with the last sentence of clause (i) above are not providing the necessary quotations, LIBOR for such LIBOR Determination Date will be LIBOR as determined on the previous LIBOR Determination Date.

         The Trustee will determine the Weighted Average Coupon for any Settlement Period by the Determination Date for such Settlement Period.

         The establishment of LIBOR or Weighted Average Coupon, as applicable, and the subsequent calculation of the interest rate for each Interest Accrual Period by the Trustee, in the absence of manifest error, will be final and binding. With respect to the calculation of LIBOR, any calculation of an arithmetic mean shall be rounded up as necessary to the nearest multiple of 0.0625% per annum. The Trustee shall make the interest rates applicable to the then current and the immediately preceding Interest Accrual Periods available by telephone at its Corporate Trust Office.

SECTION 4. Deposits to and Withdrawals From Collection Account; Payments to Series D Certificateholders.

                 (a) Deposits. (i) During the Non-Amortization Period, deposits shall be made to the Collection Account and allocated to the Series D Certificates in accordance with Section 4.03(b)(I) of the Agreement, except that there shall be no payment to or on behalf of any Enhancement or Enhancement Provider for the Series D Certificates under Section 4.03(b)(I)(iv).

                          (ii) During the Amortization Period, deposits shall be made to the Collection Account (x) in accordance with
                 Section 4.03(b)(I) of the Agreement to be allocated with respect to interest payments for the Series D Certificates, Servicing Fee payments and to the Cash Collateral Account until the balance in such account is at least equal to the Cash Collateral Maintenance Amount, and (y) in accordance with
                 Section 4.03(b)(II) of the Agreement to be allocated for the repayment of the Series D Certificates.

                 (b) Withdrawals. Withdrawals from the Collection Account shall be made on a daily basis in accordance with Section 4.03(c) of the Agreement.

                 (c) Payments. In accordance with Section 4.04(b) of the Agreement, on each Payment Date payments shall be made in the following amounts and priorities.

                          (i) During the Non-Amortization Period:

                                  (A)      to the Class A Certificateholders,
                          interest in an amount equal to the product of the Class A Monthly Certificate Rate and the Class A Invested Amount as of the immediately preceding Payment Date (or, with respect to the initial Payment Date, the Initial Class A Invested Amount);

                                  (B)      to the Class B Certificateholders,
                          interest in an amount equal to the product of the Class B Monthly Certificate Rate and the Class B Invested Amount as of the immediately preceding Payment Date (or, with respect to the initial Payment Date, the Initial Class B Invested Amount);

                                  (C)      to the Servicer, the Servicing Fee
                          for the related Settlement Period; and

                                  (D)      upon the occurrence of a Partial
                          Amortization Event, the amounts on deposit in the Excess Funding Account and allocated to the Series D Certificates in accordance with Section 4.03(d) of the Agreement will be paid as principal to the Series D Certificateholders first to the Class A Certificateholders until the Class A Invested Amount has been reduced to zero, and second to the Class B Certificateholders (up to the Class B Invested Amount).

                          (ii) On each Payment Date during the Amortization Period, after and in addition to the amounts set forth in subsection (c)(i) hereof, the Trustee shall distribute to the Series D Certificateholders principal in an amount equal to the Series D Invested Percentage of Gross Collections deposited to the Collection Account pursuant to Section 4.03(b)(II) of the Agreement (other than amounts representing interest on the Series D Certificates pursuant to clauses
                 (c)(i)(A) and (B) hereof, amounts representing the Servicing Fee pursuant to clause (c)(i)(C) hereof, and amounts allocated to the Cash Collateral Account pursuant to clause (a)(ii) hereof). Payments of principal distributable to the Series D Certificateholders shall be made first to the Class A Certificateholders until the Class A Invested Amount has been reduced to zero and then second to the Class B Certificateholders (up to the Class B Invested Amount).

                          In accordance with Section 4.04(b) of the Agreement,
                 in addition to amounts available in the Collection Account for distribution as interest to the Series D Certificateholders, the Trustee shall make available any amounts in the Cash Collateral Account to pay interest pursuant to clauses
                 (c)(i)(A) and (B) hereof and the Servicing Fee pursuant to clause (c)(i)(C) hereof, to the extent that there are insufficient funds in the Collection Account allocated to the Series D Certificates.

SECTION 5.       Subordination; Allocation of Charge-Off Amounts.

                 (a) Notwithstanding Section 5.01 of the Agreement, payments of interest on the Class B Certificates are subordinated in right of payment to payments of interest then due and owing with respect to the Class A Certificates. Payments of principal of the Class B Certificates are subordinated in right of payment to payments of principal then due and owing with respect to the Class A Certificates and no payments of principal will be made with respect to the Class B Certificates unless all payments then required to be made with respect to the Class A Certificates have been made.

                 (b) Charge-Off Amounts that are allocated to the Series D Certificates pursuant to Section 4.05(b)(i) of the Agreement shall be allocated first to reduce the Series D Subordinated Transferor Amount until such amount is reduced to zero, second to reduce the Class B Invested Amount until such amount is reduced to zero, and third to reduce the Class A Invested Amount. The Subordinated Amount shall be reduced by any amounts allocated to reduce the Series D Subordinated Transferor Amount or the Class B Invested Amount, without duplication of such amounts.

                 (c) Excess Finance Charge Collections that are allocated to the Series D Certificates pursuant to Section 4.05(c)(i) or (ii) of the Agreement shall be allocated first to reinstate the Class A Invested Amount (only to the extent that the Class A Invested Amount has been reduced on a prior Determination Date due to the allocation of Charge-off Amounts and has not been previously reinstated), then to reinstate the Class B Invested Amount (only to the extent that the Class B Invested Amount has been reduced on a prior Determination Date due to the allocation of Charge-off Amounts and has not been previously reinstated) and then to reinstate the Series D Subordinated Transferor Amount. The Subordinated Amount shall be increased by any amounts allocated to increase the Series D Subordinated Transferor Amount or the Class B Invested Amount, without duplication of such amounts.

                 (d) Notwithstanding Section 2.09 of the Agreement, the Trustee shall not cancel any Class B Certificates delivered by the Transferor unless the Transferor delivers an Officer's Certificate to the effect that after giving effect to the cancellation of such Class B Certificate, the sum of the Series D Subordinated Transferor Amount and the remaining Class B Invested Amount equals or exceeds the Subordinated Minimum Amount.

SECTION 6.       Servicing Fee.

         The Monthly Servicing Fee will be equal to the product of the Servicing Fee Percentage and the Series D Invested Amount outstanding as of the first day of the related Settlement Period, multiplied by a fraction, the numerator of which is equal to the total number of days in the related Settlement Period and the denominator of which is 360.

SECTION 7.       Transferor Certificate.

         During the Amortization Period for the Series D Certificates, the portion, if any, of the Transferor Amount in excess of the Aggregate Subordinated Minimum Transferor Amount shall become subordinated to the Series D Certificates and distributions with respect to the Transferor Certificate shall be prohibited until the Series D Certificates are paid in full.


SECTION 8.       Series Termination Date; Events of Termination.

                 (a) The Series Termination Date for the Series D Certificates shall be the April 2004 Payment Date. In the event that the Series D Invested Amount is greater than zero on such Series D Termination Date, the Trustee shall declare an Event of Termination to have occurred and sell, or shall cause the Servicer to sell, all or a portion of the Advances and other Trust Assets in an amount sufficient to repay the Series D Certificates and each other outstanding Series of Certificates that are pari pasu with the Series D Certificates and the Variable Funding Certificate on a pro rata basis. Upon such sale, the proceeds shall be used to pay the outstanding principal and accrued and unpaid interest to the related Payment Date on the Series D Certificates and each other outstanding Series of Certificates that are pari pasu with the Series D Certificates and the Variable Funding Certificate on a pro rata basis, and any excess shall be allocated in accordance with the Agreement for the benefit of any other Series or the Transferor Certificate. Proceeds allocated for the payment of principal and accrued interest on the Series D Certificates shall be distributed between the Class A Certificates and the Class B Certificates in accordance with the Section 4(c)(ii) hereof.

                 (b)      In addition to the Events of Termination set forth in
         Section 9.01 of the Agreement, if any of the following events shall occur at any time when there is at least one outstanding Series D
         Certificate:

                          (i) as of any Determination Date, the Series D
                 Subordinated Amount is equal to or less than an amount equal to 20.48% of the then outstanding Class A Invested Amount as of the end of the related Settlement Period; or

                          (ii) the Series D Subordinated Amount is less than
                 the Series D Subordinated Minimum Amount for any three consecutive Settlement Periods; or

                          (iii) as of any Determination Date, the Series D
                 Subordinated Transferor Amount is equal to or less than an amount equal to 10.50% of the then outstanding Series D Invested Amount as of the end of the related Settlement Period; or

                          (iv) the Series D Subordinated Transferor Amount is
                 less than the Series D Subordinated Transferor Minimum Amount for any three consecutive Settlement Periods; or

                          (v) the Class A Certificate Rate or the Class B
                 Certificate Rate equals or exceeds the Weighted Average Coupon for more than three consecutive Interest Accrual Periods; or

                          (vi) the three month rolling average of the Accounts
                 Receivable Percentage is equal to or less than 40%;

         then, an Event of Termination shall occur without any notice or other action on the part of the Trustee or any Certificateholder immediately upon the occurrence of such event.

                 (c) In the event that the average amount on deposit in the Excess Funding Account (calculated on a daily basis) for a period of three consecutive Settlement Periods, exceeds an amount equal to 30% of the Eligible Assets for the same periods, a "Partial Amortization Event" shall occur without any notice or other action on the part of the Trustee or any Certificateholder immediately upon the occurrence of such event. Upon the occurrence of a Partial Amortization Event, the Trustee shall cause the amounts on deposit in the Excess Funding Account to be distributed on the next succeeding Payment Date to the Series D Certificates and each other outstanding Series of Certificates in accordance with Section 4.03(d) of the Agreement.

SECTION 9.       Repurchase Terms.

         On any Payment Date occurring on or after the April 2001 Payment Date, the Servicer may in accordance with Section 12.02 of the Agreement, direct the Transferor to redeem the Series D Certificates provided that the Transferor deposits into the Collection Account an amount equal to the Invested Amount of the Class A and Class B Series D Certificates plus accrued interest thereon at the applicable Certificate Rate for the related Interest Accrual Period.

SECTION 10.      Delivery and Payment for the Series D Certificates.

         The Trustee shall deliver the Class A and Class B Certificates to the Transferor when authenticated upon the written direction of the Transferor.

SECTION 11.      Issuance of Additional Series D Certificates.

                 (a) The Trustee shall authenticate and deliver additional Series D Certificates to the Transferor upon delivery to the Trustee of (i) an Officer's Certificate of the Transferor requesting the authentication of additional amounts of Series D Certificates, stating the date upon which such additional Certificates are to be delivered and certifying that the conditions set forth in clause (b) of this Section have been met, (ii) an Opinion of Counsel to the effect that for federal, California and Illinois income and franchise tax purposes, (1) such additional Series D Certificates will either (x) be treated as indebtedness or (y) not cause the Trust to be taxed as a corporation and (2) such issuance will not adversely affect the federal and state tax characterization of the Trust, any outstanding Investor Certificates of any Series or the Variable Funding Certificate and will not cause a taxable event to holders of any such Investor Certificates or the Variable Funding Certificate, (iii) written confirmation from each Rating Agency that the issuance of the additional Series D Certificates will not result in that Rating Agency reducing or withdrawing its rating on (x) either Class of the Series D Certificates, (y) any then outstanding Series rated by it, or (z) the Variable Funding Certificate, and (iv) such other information and documents required or requested by the Trustee, Rating Agencies or counsel.

                 (b)  In addition to the documents delivered pursuant to clause
         (a) of this Section, the following conditions must be satisfied prior to the issuance of additional Series D Certificates: (i) after giving effect to the proposed issuance, the Series D Subordinated Transferor Amount shall be at least equal to the Series D Subordinated Minimum Transferor Amount and the Subordinated Amount shall be at least equal to the Subordinated Minimum Amount; (ii) the Transferor shall have delivered to the Trustee a certificate of an authorized officer, dated the date upon which the issuance is to occur, to the effect that the Transferor reasonably believes that such issuance will not at the time of its occurrence or at a future date have a material adverse effect on the Trust or any Series of Investor Certificates or the Variable Funding Certificate; (iii) as of the date of the proposed issuance, all amounts due and owing to the holders of Investor Certificates shall have been paid; and (iv) the excess of the principal amount of each Class of the additional Series D Certificates over their issue price shall not exceed the maximum amount permitted under the Code without the creation of original issue discount.

SECTION 12.      Restrictions on Class B Certificates.

         The following restrictions will apply to the Class B Certificates at all times while any of such Class B Certificates are outstanding:

                 (i) The minimum authorized denomination for each Class B Certificate shall be an initial amount equal to $250,000;

                 (ii) All Class B Certificates shall be sold pursuant to the Private Placement Exemption; and

                 (iii) The Trustee shall not register, or otherwise permit, participate in, or facilitate the registration of, any Class B Certificate for trading on a established securities market. If, despite the restriction in the preceding sentence, any Class B Certificate becomes traded on an established securities market, the Trustee shall not recognize transfers made on that market. For this purpose, an established securities market shall include (A) a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, (B) a national securities exchange exempt from registration under Section 6 of the Securities Exchange Act of 1934, as amended, because of the limited volume of transactions, (C) a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements under the Securities Exchange Act of 1934, as amended, (D) a regional or local exchange, or (E) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise.

         The Trustee shall not waive any of the foregoing restrictions unless it has received an opinion of nationally recognized tax counsel that such waiver will not cause the Trust to become subject to federal income tax or otherwise subject the Trust or any Certificateholder to adverse federal income tax consequences.

SECTION 13.      Definitions.

         For the purposes of the Agreement and this Supplement, the following capitalized terms shall be defined as follows and shall supersede, with respect to the Series D Certificates, any definitions stated in Article I of the Agreement or Annex X thereto:

         "Additional Trust Information" means the information satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act.

         "Amortization Period Commencement Date" means the April 2002 Payment Date.

         "Cash Collateral Maintenance Amount" means the sum of (A) nine-twelfths of the product of (i) the then current Class A Certificate Rate plus the Servicing Fee Percentage and (ii) the then outstanding Class A Invested Amount, (B) nine-twelfths of the product of (i) the then current Class B Certificate Rate plus the Servicing Fee Percentage and (ii) the then outstanding Class B Invested Amount and (C) the Cash Collateral Maintenance Amounts for each other Series then in its Amortization Period.

         "Class A Invested Amount" means, for any day, an amount equal to the Class A Initial Invested Amount minus (a) the aggregate amount of payments of principal paid with respect to the Class A Certificates prior to such day minus, (b) after the Subordinated Amount has been reduced to zero, the excess, if any, of the aggregate Charge-off Amounts allocated to the Class A Certificates over the Excess Finance Charge Collections which have been allocated to the Class A Certificates.

         "Class A Invested Percentage" means, with respect to the Class A Certificates for any day, (a) when used with respect to the Class A Certificates during its related Non-Amortization Period, the decimal equivalent of a fraction the numerator of which is the Class A Invested Amount as of the end of the preceding Business Day and the denominator of which is the Eligible Assets for such preceding Business Day; and (b) when used with respect to the Class A Certificates during its related Amortization Period, the decimal equivalent of a fraction the numerator of which is the Class A Invested Amount as of the opening of business on the first day of the related Amortization Period and the denominator of which is the greater of (i) the Eligible Assets on the last day of the prior Settlement Period and (ii) the sum of the numerators then being used to determine the Invested Percentages for each outstanding Series and the Issuer Percentage for the Variable Funding Certificate.

         "Class B Invested Amount" means, for any day, an amount equal to the Class B Initial Invested Amount minus (a) the aggregate amount of payments of principal paid with respect to the Class B Certificates prior to such day minus, (b) after the Series D Subordinated Transferor Amount has been reduced to zero, the excess, if any, of the aggregate Charge-off Amounts allocated to the Class B Certificates over the Excess Finance Charge Collections which have been allocated to the Class B Certificates.

         "Class B Invested Percentage" means, with respect to the Class B Certificates for any day, (a) when used with respect to the Class B Certificates during its related Non-Amortization Period, the decimal equivalent of a fraction the numerator of which is the Class B Invested Amount as of the end of the preceding Business Day and the denominator of which is the Eligible Assets for such preceding Business Day; and (b) when used with respect to the Class B Certificates during its related Amortization Period, the decimal equivalent of a fraction the numerator of which is the Class B Invested Amount as of the opening of business on the first day of the related Amortization Period and the denominator of which is the greater of (i) the Eligible Assets on the last day of the prior Settlement Period and (ii) the sum of the numerators then being used to determine the

Invested Percentages for each outstanding Series and the Issuer Percentage for the Variable Funding Certificate.

         "Certificate Rate" means either or both of the Class A Certificate Rate or the Class B Certificate Rate, as appropriate.

         "Closing Date" means April 14, 1997.

         "Daily Interest Amount" means, for the Series D Certificates as of any Business Day an amount equal to the sum of (i) any Daily Interest Shortfall (to the extent not paid in the current Settlement Period), plus (ii) the sum of (w) the Class A Invested Amount as of the most recent Payment Date multiplied by the Class A Monthly Certificate Rate as of such Payment Date, plus (x) the Class B Invested Amount as of the most recent Payment Date multiplied by the Class B Monthly Certificate Rate as of such Payment Date, plus (y) the Servicing Fee for the related Interest Accrual Period, minus (z) any amounts already deposited into the Collection Account in the related Settlement Period with respect to the Daily Interest Amount, divided by the number of Business Days left in the Settlement Period.

         "Daily Interest Shortfall" means the amount of the Daily Interest Amount as of the last Business Day of the immediately preceding Settlement Period that was not paid or deposited on or for such day.

         "Initial Class A Invested Amount" means the amount so described in
Section 2 hereof.

         "Initial Class B Invested Amount" means the amount so described in
Section 2 hereof.

         "Initial Invested Amount" means, when used with respect to the Series D Certificates, the sum of the Initial Class A Invested Amount for the Class A Certificates and the Initial Class B Invested Amount for the Class B Certificates.

         "Initial Series D Invested Amount" means the amount so described in
Section 2 hereof.

         "Initial Series D Subordinated Transferor Amount" means $14,197,627.

         "Initial Subordinated Amount" means, when used with respect to the Series D Certificates, $23,457,627.

         "Interest Accrual Period" means the period from the Closing Date to, and including, the day immediately preceding the initial Payment Date, and each period from a Payment Date to, and including, the calendar day immediately preceding the next Payment Date.

         "Invested Percentage" means, when used with respect to the Series D Certificates, the sum of the Class A Invested Percentage and the Class B Invested Percentage.

         "LIBOR" means the London interbank offered quotations rate for one-month U.S. dollar deposits as determined by the Trustee in accordance with
Section 3(a) hereof.

         "LIBOR Determination Date" means, for any Interest Accrual Period, the second London business day immediately preceding the first day of such Interest Accrual Period.

         "London business day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

         "Monthly Certificate Rate" means, when used with respect to the Series D Certificates, either the Class A Monthly Certificate Rate, or the Class B Monthly Certificate Rate, as applicable.

         "Monthly Servicing Fee" means the product of the Invested Amount of the Series D Certificates as of the first day of the related Settlement Period and the Servicing Fee Percentage multiplied by a fraction, the numerator of which is equal to the actual number of days in the related Settlement Period and the denominator of which is equal to 360.

         "Payment Date" means the 15th day of each month, or if such 15th day is not a Business Day, the next succeeding Business Day. The initial Payment Date for the Series D Certificates shall be May 15, 1997.

         "Record Date" means, with respect to any Series D Certificates evidenced by Book-Entry Certificates on any Payment Date, the 14th day of the month in which such Payment Date occurs and with respect to any Series D Certificates evidenced by Definitive Certificates on any Payment Date, the last day of the month preceding the month in which such Payment Date occurs.

         "Reference Banks" means the principal London office of each of the four major banks selected by the Servicer in accordance with clause (i) of the fourth paragraph of Section 3 hereof.

         "Series D Invested Amount" means, when used with respect to the Series D Certificates, the sum of the Class A Invested Amount and the Class B Invested Amount.

         "Series D Repurchase Price" means a price sufficient to pay the Invested Amount of each Class of the Series D Certificates in full plus accrued interest at the applicable Monthly Certificate Rate to but excluding the Payment Date on which such repurchase is made.

         "Series D Subordinated Amount" means an amount equal to the Initial Subordinated Amount as of the Closing Date, as decreased due to allocations of Charge-Offs or increased due to allocations of Excess Finance Charge Collections, in each case, in accordance with the Agreement.

         "Series D Subordinated Minimum Amount" means (i) when used during the Non-Amortization Period, the product of the Subordinated Percentage and the Initial Class A Invested Amount for the Business Day preceding the date of determination, and (ii) when used during the Amortization Period, the product of the Subordinated Percentage and the Initial Class A Invested Amount as of the last day of the Settlement Period immediately preceding the Amortization Period.

         "Series D Subordinated Transferor Amount" means the Initial Series D Subordinated Transferor Amount, as decreased due to allocations of Charge-Offs or increased due to allocations of Excess Finance Charge Collections, in each case, in accordance with the Agreement and this Supplement.

         "Series D Subordinated Transferor Minimum Amount" means (i) when used during the Non-Amortization Period, the product of the Subordinate Enhancement Percentage and the Initial Invested Amount for the Business Day preceding the date of determination, and (ii) when used during the Amortization Period, the product of the Subordinate Enhancement Percentage and the Initial Invested Amount as of the last day of the Settlement Period immediately preceding the Amortization Period.

         "Servicing Fee Percentage" means 2% per annum.

         "Subordinate Enhancement Percentage" means a fraction the numerator of which is 11.5% and the denominator of which is 88.5%, which fraction may be reduced by the Transferor upon confirmation from each Rating Agency that such reduction would not result in a withdrawal or downgrading of the credit rating of any outstanding Series of Investor Certificates or the Variable Funding Certificate.

         "Subordinated Percentage" means a fraction the numerator of which is 19% and the denominator of which is 81%.

         "Telerate Page 3750" means the display page so designated by the Dow Jones Telerate Service, or any other page as may replace that page on that service for the purpose of displaying comparable rates or prices.

         "Weighted Average Coupon" means, with respect to any Settlement Period, the weighted average of the finance charges and fees that accrued on the Advances during such Settlement Period, less the Servicing Fee Percentage.

         The words "hereof," "herein," and "hereunder" and words of similar import when used in this Supplement shall refer to this Supplement or the Agreement as a whole and not to any particular provision of this Supplement or the Agreement, as the case may be; and Section, Schedule and Exhibit references contained in this Agreement or this Supplement are references to Sections, Schedules and Exhibits in or to the Agreement or this Supplement unless otherwise specified.

SECTION 14. Book Entry Certificates; Accrual of Interest on the Series D Certificates.

         The Series D Certificates shall be initially issued in the form of Book-Entry Certificates only and the Trustee shall issue, at the direction of the Transferor, one or more Series D Certificates to the nominee of the Depository on the Closing Date. The Trustee shall issue Definitive Certificates only in accordance with Section 6.13 of the Agreement.

         Interest shall accrue on the Series D Certificates from the Closing
Date.

SECTION 15.      Payments.

         The Trustee shall make distributions on the Series D Certificates in accordance with the Agreement by wire transfer in immediately available funds for as long as the Series D Certificates are in the form of Book-Entry Certificates. Distributions on Series D Definitive Certificates shall be by check mailed to the Holder of record as of the related Record Date.

SECTION 16.      Contract Expiration.

         Upon commencement of the Amortization Period, the Servicer, in its sole discretion, may extend the Contract Termination Date with respect to any Contract if in the sole judgment of the Servicer, based upon its normal credit policies, the absence of such renewal will have a material adverse impact on the Trust Assets, provided, however, that such Contract shall not be extended for a period of more than thirty-six (36) months.

SECTION 17.      Ratification of Agreement.

         As supplemented by this Supplement, the Agreement is in all respects ratified and confirmed and the Agreement as so supplemented by this Supplement shall be read, taken, and construed as one and the same instrument.

SECTION 18.      Additional Trust Information.

         At any time when the Transferor or the Trust is not subject to Section 13 or 15(d) of the Exchange Act, the Servicer agrees to prepare, and the Trustee agrees to furnish, the Additional Trust Information to beneficial owners or Holders of the Class B Certificates and prospective purchasers of Class B Certificates at the expense of the Servicer, upon request therefor.

SECTION 19.      The Trustee.

         The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the Preliminary Statement contained herein, all of which recitals are made solely by the Transferor.

SECTION 20.      Instructions in Writings.

         All instructions given by the Servicer to the Trustee pursuant to this Supplement shall be in writing, and may be included in a Daily Report or Settlement Statement.

SECTION 21.      Voting Rights.

         There will be no separate Class voting. The Class A and Class B Certificates will vote together as a single class and will be entitled to vote pro rata based upon the then current respective Certificate Invested Amount of each such Class for all voting, consent, direction, or similar purposes under the Agreement, without regard to Class.

SECTION 22.      Counterparts.

         This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

SECTION 23.      Governing Law.

         THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 24.      Forms of Certificates.

         Notwithstanding Section 6.01 of the Agreement, the Class A Certificates shall each be substantially in the form of Exhibit A-1 hereto and the Class B Certificates shall each be substantially in the form of Exhibit A-2 hereto.

         IN WITNESS WHEREOF, Transferor, Servicer and the Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.


                                        FREMONT FUNDING INC.,
                                          Transferor


                                         By /s/ PATRICK E. LAMB
                                             --------------------------------
                                             Name: Patrick E. Lamb
                                             Title: Chief Financial Officer/
                                                    Treasurer



                                        FREMONT FINANCIAL CORPORATION,
                                          Servicer

                                          By /s/ RICHARD C. PUGH, JR.
                                             --------------------------------
                                             Name:  Richard C. Pugh, Jr.
                                             Title:  Senior Vice President/
                                                     General Counsel


                                        LASALLE NATIONAL BANK,
                                          Trustee


                                         By /s/ SHASHANK MISHRA
                                            ----------------------------------
                                            Name: Shashank Mishra
                                            Title: First Vice President